Exhibit 99.2

ASSIGNMENT OF MINES LEASING AGREEMENT

BETWEEN

SOCIEDAD PACIFIC COPPER CHILE LIMITADA

AND

PACIFIC COPPER CORP.

There appeareth:

EDUARDO ESTEFFAN MARCO, Chilean, married, Civil Engineer, National Identity Card Nº 5.906.079-1, in representation, as shall be evidenced, of SOCIEDAD PACIFIC COPPER CHILE LIMITADA, Tax Registration Number (RUT) 76.848.260-8, both domiciled on Van Buren Nº 208, in the city of Copiapó, as one of the parties; and Mr. JUAN ANTONIO ROGERS SILVA, Chilean, married, lawyer, National Identity Card Nº 7.320.36-5, domiciled on Benjamín Nº 2935, 7th floor, Commune of Las Condes, Santiago, passing through this city, who appears in representation, as shall be evidenced, of PACIFIC COPPER CORP., company incorporated in accordance with the laws of the State of Delaware, United States of America, with registered head offices on 3430 E. Sunrise Dr., Ste 160, Tucson, Arizona USA 85718, and for these purposes having the same domicile as its representative, as the other party; all of the appearing parties, being of legal age and having been identified by the identity cards mentioned above, do hereby state:

FIRST:

Through public deed dated November 13th, 2007, executed at this same Notary’s Office, Sociedad Legal Minera La Guanaca Una de la Sierra Vicuña and Sociedad Pacific Copper Chile Limitada, entered into a leasing agreement under which the former leased to Sociedad Pacific Copper Chile Limitada the mining properties denominated “La Guanaca Una al Cincuenta”, located in Sierra Vicuña, Province of Chañaral, Atacama Region, the identification of which is recorded in the respective survey record registered on page 216 reverse, N° 24 of the Registry of Properties, Registrar of Lands, Mines, and Industrial Properties of Chañaral, for year 1968.

SECOND:

The lease amount was agreed to be two thousand Dollars of the United States of America per month, payable within the first five days of each month, the lessee hereby paying in advance the lease for the first two months of the agreement. The leasing term shall be five years counted as from the date of the agreement, tacitly and successively renewable for equal terms, except if any of the parties shall state its intention of not renewing the agreement, by giving written notice to the other party through registered mail dispatched by a Public Notary, two months in advance of the date of expiration of the agreement or any extension thereof.

THIRD:

The leasing agreement was registered on page 169, reverse, N° 20, in the Registry of Mortgages of Mines of the Registrar of Lands, Mines, and Industrial Properties of Chañaral for year 2007, and such registration was noted on the margin of the registration on page 216 reverse, N° 24, Registry of Properties, Registrar of Lands, Mines and Industrial Properties for year 1968.

Equally, on page 15 N° 11 in the Registry of Prohibitions on Mines for year 2007, the prohibition to encumber and dispose of stated in favor of the lessee throughout the leasing term was registered, prohibition which was equally noted on the margin of the registration of the property mentioned above.

FOURTH:

According to provisions in Clause Third of the Leasing Agreement, the lessee is entitled to sub-lease, transfer or assign, in whole or in part, the leasing agreement to any third parties, whether natural or corporate persons, upon the sole formality of doing so through public deed to be registered on the margin of the registration of the same agreement.

FIFTH:

In the exercise of its authorities, Sociedad Pacific Copper Chile Limitada, hereby assigns and transfers to Pacific Copper Corp. the leasing agreement identified above, for which its representative does accept, becoming bound to pay the lease and to comply with all the conditions in the agreement, conditions which he states knowing and accepting in all of their parts.

SIXTH:

The price for this assignment is the amount of $1,000.-, which the assignee hereby pays in cash to the full satisfaction of the assignor, on behalf of which its representative states receiving such amount.

SEVENTH:

Any conflicts or difficulties arising between the partners, between the partners and the company or managers thereof, whether during the term of effectiveness of the company or during the dissolution thereof shall be settled briefly and summarily by an arbitrating arbitrator, who shall decide without form of trial or any further recourse, which the parties expressly waive. The arbitrator shall be appointed by mutual agreement between the parties involved in such conflict or controversy, and in the event such agreement is not reached, such conflict or controversy shall be submitted to arbitrage in accordance with the “Procedural Rules of Arbitrage” issued by the “Center for Arbitrage and Mediation of Santiago”, “Chamber of Commerce of Santiago A.G”. The parties grant irrevocable power of attorney to the “Chamber of Commerce of Santiago A.G”, for the Chamber to, upon written request of any of the parties, appoint an arbitrating arbitrator from among the lawyers who form the arbitral body of the referred “Center for Arbitrage and Mediation of Santiago”. The arbitrator shall have special powers to settle any matters relating to the competence and/or jurisdiction thereof.

EIGHTH: (séptimo repetido)

For all the purposes of this agreement, the parties set their legal address in the city of Copiapó.

NINTH:

Bearer of authorized copy of this deed or extract hereof, as appropriate, is authorized to make any registrations, sub-registrations, and publications required by the execution of this limited liability corporation agreement.
The legal capacity of Mr. Eduardo Esteffan Marco to represent Sociedad Pacific Copper Chile Limitada, is recorded in the deed of constitution of the company executed on April 19th, 2007, at this same Notary’s Office.
The legal capacity of Mr. Juan Antonio Rogers Silva to represent PACIFIC COPPER CORP. is recorded in power of attorney executed in Tucson, Arizona, United States of America, on November 7th, 2007, which having been duly legalized was registered on December 3rd, 2007, and recorded under Nº 11.889/2007 at the end of the Registries of Public Deeds for that month, at the Notary’s Office of Santiago held by Ms. Antonieta Mendoza Escalas, documents which have not been inserted as they are known to the parties and upon their express request.